EXHIBIT 21.1

List of Subsidiaries

Name of Subsidiaries	Jurisdiction
OncBioMune, Inc.	Louisiana
Vitel Laboratorios, S.A. de C.V.	Mexico
Oncbiomune México, S.A. De C.V.	Mexico